IN DREYFUS VARIABLE INVESTMENT FUND, GROWTH AND INCOME
PORTFOLIO WITH THE STANDARD & POOR'S 500 COMPOSITE STOCK
PRICE INDEX AND THE WILSHIRE LARGE COMPANY VALUE INDEX

EXHIBIT A:

               STANDARD         DREYFUS
               & POOR'S        VARIABLE
                  500         INVESTMENT        WILSHIRE
               COMPOSITE         FUND,            LARGE
                 STOCK          GROWTH          COMPANY
                 PRICE        AND INCOME         VALUE
 PERIOD         INDEX*         PORTFOLIO        INDEX**

 5/2/94         10,000           10,000           10,000
12/31/94        10,397            9,878            9,780
12/31/95        14,299           15,992           14,031
12/31/96        17,580           19,311           16,709
12/31/97        23,443           22,442           21,952
12/31/98        30,148           25,093           24,420
12/31/99        36,489           29,329           22,684

*Source: Lipper Analytical Services, Inc.
**Source: Wilshire Associates, Inc.